Press Release
For immediate release

Invesco Ltd. Announces November 30, 2012
Assets Under Management

Invesco Relations Contact:  Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel             404-479-2886

Atlanta, December 11, 2012 --- Invesco Ltd (NYSE: IVZ) today reported preliminary month-end assets under management of $683.8 billion, an increase of 1.0% month over month.  The increase was due to favorable market returns and total net inflows, offset by negative foreign exchange.  FX decreased AUM by $0.8 billion during the month.  Total long-term net inflows in the month were entirely driven by active AUM.  Preliminary total average assets for the quarter through November 30 were $677.6 billion, and preliminary average active assets for the quarter through November 30 were $564.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2012(a)	$683.8	$294.5	$171.0	$60.5	$73.8(b)	$84.0
October 31, 2012	$677.4	$292.3	$168.7	$58.9	$73.3	$84.2
September 30, 2012	$683.0	$300.6	$167.0	$57.9	$73.2	$84.3
August 31, 2012	$669.7	$295.2	$163.1	$55.5	$71.5	$84.4
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2012(a)	$569.0	$238.8	$132.3	$60.5	$73.8(b)	$63.6
October 31, 2012	$563.4	$237.0	$130.5	$58.9	$73.3	$63.7
September 30, 2012	$565.1	$241.4	$129.4	$57.9	$73.2	$63.2
August 31, 2012	$553.8	$236.6	$126.5	$55.5	$71.5	$63.7
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
November 30, 2012(a)	$114.8	$55.7	$38.7	$0.0	$0.0	$20.4
October 31, 2012	$114.0	$55.3	$38.2	$0.0	$0.0	$20.5
September 30, 2012	$117.9	$59.2	$37.6	$0.0	$0.0	$21.1
August 31, 2012	$115.9	$58.6	$36.6	$0.0	$0.0	$20.7

(a)    Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $70.0 billion in institutional money market AUM and $3.8 billion in retail money market AUM.
(c)	Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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